Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-57063, 333-105675, 333-42366, 333-19403 and 333-103543 on Form S-8 of United States Cellular Corporation of our report dated February 23, 2007, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
April 20, 2007